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                                                                EXHIBIT (a)(4)

                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

                                       of

                         CSI Computer Specialists, Inc.

                                       at

                               $1.00 Net Per Share

                                       by

                            Interactive Systems, Inc.

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THE OFFER AND  WITHDRAWAL  RIGHTS WILL  EXPIRE AT 5:00 P.M.,  EASTERN  TIME,  ON
TUESDAY, MAY 23, 2000, UNLESS THE OFFER IS EXTENDED.

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To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We are asking you to contact your clients for whom you hold shares of Common Stock, par value $0.001 per share (the "Common Shares"), of CSI Computer Specialists, Inc., a Delaware corporation (the "Company"). Please bring to their attention as promptly as possible the offer being made by Interactive Systems, Inc. (the "Purchaser") to purchase all of the outstanding Common Shares at a purchase price of $1.00 per Common Share, net to the seller in cash (less any required withholding taxes), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 26, 2000 (the "Offer to Purchase") and in the related letter of transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase, as amended or supplemented from time to time, collectively constitute the "Offer") enclosed herewith.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee.

     The Board of Directors of the Company has determined that, based on the Company's current financial condition, its inability to obtain financing for its operations, recent bid prices for the Common Shares on the OTC Bulletin Board and the Company's current book value, the Offer is in the best interests of the Company and its stockholders, and has voted to recommend to the Company stockholders acceptance of the Offer. The Board of Directors of the Company recommends that the Company's stockholders tender their Common Shares pursuant to the Offer.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.       The Offer to Purchase, dated April 26, 2000.

2. The Letter of Transmittal for your use to tender Common Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Common Shares.

3. A printed form of letter which may be sent to your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if certificates for Common Shares ("Share Certificates") and all other required documents are not immediately available or cannot be delivered to Continental Stock Transfer & Trust Company (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

5.       A letter to  stockholders  from  William F.  Pershin,  President of the
         Company,  accompanied  by  the  Company's   Solicitation/Recommendation
         Statement on Schedule 14D-9.

6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

     Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 5:00 P.M., Eastern Time, on Tuesday, May 23, 2000, unless the Offer is extended.

     In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Common Shares, and any other required documents should be sent to the Depositary and either Share Certificates representing the tendered Common Shares should be delivered to the Depositary, or Common Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Offer.

     If holders of Common Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3, "Procedures for Accepting the Offer and Tendering Shares," of the Offer to Purchase.

     The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary and the Information Agent) for soliciting tenders of Common Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Common Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

                                Very truly yours,

                            Interactive Systems, Inc.

     Nothing contained herein or in the enclosed documents shall constitute you or any other person the agent of the Purchaser, the Company, the Depositary or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.